UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A/A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF THE

SECURITIES EXCHANGE ACT OF 1934

Heliogen, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	85-4204953
(State of other jurisdiction of incorporation or organization)	(I.R.S. Employer I.D. No.)

130 West Union Street, Pasadena California	91103
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Preferred Share Purchase Rights	New York Stock Exchange*

*	The registrant’s common stock and warrants began trading exclusively on the over-the-counter market on November 8, 2023 under the symbols “HLGN” and “HLGNW”, respectively.

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. ☐

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box. ☐

Securities Act registration statement or Regulation A offering statement file number to which this form relates (if applicable): Not applicable.

Securities to be registered pursuant to Section 12(g) of the Act: None.

This Amendment No. 1 (the “Amendment”) amends the Registration Statement on Form 8-A originally filed by Heliogen, Inc. (the “Company”) with the Securities and Exchange Commission (the “SEC”) on April 17, 2023. The Amendment is being filed to amend the description of preferred stock purchase rights (the “Rights”) of the Company. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Rights Agreement (as defined below).

Item 1. Description of Securities to be Registered.

On April 16, 2024, the Company entered into Amendment No. 1 (the “Amendment”) to the Rights Agreement, dated as of April 16, 2023, by and between the Company and Continental Stock Transfer & Trust Company, as rights agent (as amended, the “Rights Agreement”). Capitalized terms used but not otherwise defined in this Item 1 shall have the meanings ascribed to such terms in the Rights Agreement.

The Amendment extends the Final Expiration Date of the Rights Agreement by one year such that the Rights will now expire on April 17, 2025. The Amendment also changes the definition of “Exercise Price” from $122.50 to $26.40 and amends the definition of “Acquiring Person” to reflect the terms and conditions of the limited waiver previously granted by the Company to Nant Capital, LLC and certain of its affiliates, as previously disclosed on the Company’s Current Report on Form 8-K dated February 15, 2024. The Rights Agreement otherwise remains unmodified and in full force and effect in accordance with its terms.

The foregoing description does not purport to be complete and is qualified in its entirety by reference to the complete text of the Rights Agreement, a copy of which is filed as Exhibit 4.1 to the Current Report on Form 8-K filed by the Company with the SEC on April 17, 2023, and the Amendment, a copy of which is filed as Exhibit 4.1 to the Current Report on Form 8-K filed by the Company with the SEC on the date hereof, each of which is incorporated by reference into this Item 1.

Item 2. Exhibits.

Exhibit No.	Description
3.1	Certificate of Designations of Series A Junior Participating Preferred Stock of Heliogen, Inc. (incorporated by reference to Exhibit 3.1 to the Company’s Form 8-K filed on April 17, 2023).
4.1	Rights Agreement, dated as of April 16, 2023, by and between Heliogen, Inc. and Continental Stock Transfer & Trust Company, as rights agent, which includes the form of Right Certificate as Exhibit B and the Summary of Rights to Purchase Preferred Shares as Exhibit C (incorporated by reference to Exhibit 4.1 to the Company’s Form 8-K filed on April 17, 2023).
4.2	Amendment No. 1 to Rights Agreement, dated as of April 16, 2024, by and between Heliogen, Inc. and Continental Stock Transfer & Trust Company, as rights agent (incorporated by reference to Exhibit 4.1 to the Company’s Form 8-K filed on April 16, 2024).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Dated: April 16, 2024

HELIOGEN, INC.

By:	/s/ Christiana Obiaya
	Name:	Christiana Obiaya
	Title:	Chief Executive Officer

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